UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2020

LINDBLAD EXPEDITIONS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35898	27-4749725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

96 Morton Street, 9th Floor, New York, New York		10014
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 261-9000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 Par Value	LIND	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement

Investment Agreement

On August 26, 2020, Lindblad Expeditions Holdings, Inc., a Delaware corporation (the “Company”), entered into an Investment Agreement (the “Investment Agreement”) with each of the Purchasers listed on the signature pages to the Investment Agreement (each, a “Purchaser” and collectively, the “Purchasers”). Pursuant to the Investment Agreement, on the Closing Date (as defined below), the Company will issue and sell to the Purchasers an aggregate of 85,000 shares (the “Shares”) of a newly created series of the Company’s preferred stock, par value $0.0001 per share, designated as “6.0% Series A Convertible Preferred Stock” (the “Preferred Stock”) at a purchase price of $1,000 per share, for an aggregate purchase price of $85 million.

The consummation of each of the transactions contemplated by the Investment Agreement is subject to customary closing conditions, including the accuracy of representations and warranties and the performance of all obligations contained in the Investment Agreement (in each case subject to customary materiality qualifiers) and the absence of a material adverse effect on the Company. The closing of the purchase by the Purchasers of the Shares pursuant to the Investment Agreement (the “Closing Date”) is expected to occur on or around August 31, 2020.

Designation of Preferred Stock

The Preferred Stock will rank senior to the Common Stock of the Company, par value $0.0001 per share (the “Common Stock”), with respect to dividends and distributions on liquidation, winding-up and dissolution. Upon a liquidation, dissolution or winding up of the Company, each share of Preferred Stock will be entitled to receive an amount per share equal to the greater of (i) the purchase price paid by the Purchasers, plus all accrued and unpaid return (the “Liquidation Preference”) and (ii) the amount that the holder of Preferred Stock (each, a “Holder” and collectively, the “Holders”) would have been entitled to receive at such time if the Preferred Stock were converted into Common Stock.

The Preferred Stock will accrue a return on the Liquidation Preference at the rate of 6.0% per annum, which will be accreted into the Liquidation Preference on a quarterly basis or, after the second anniversary of the Closing Date, payable in cash at the option of the Company. The Holders are also entitled to participate in dividends declared or paid on the Common Stock on an as-converted basis.

Each Holder will have the right, at its option, to convert its Preferred Stock, in whole or in part, into shares of Common Stock at an initial conversion price equal to $9.50 per share. The conversion price is subject to customary anti-dilution adjustments, including in the event of any stock split, stock dividend, recapitalization or similar events.

Subject to certain conditions, the Company may, at its option after the third anniversary of the Closing Date, cause the conversion of all of the outstanding shares of Preferred Stock to Common Stock if, for at least 20 trading days during the 30 consecutive trading days immediately preceding the date the Company notifies the Holders of the Company’s election to mandatorily convert, the daily VWAP of the Common Stock is at least 150% of the conversion price. The Company will not exercise its right to mandatorily convert all outstanding shares of Preferred Stock unless certain liquidity conditions with regard to the shares of Common Stock to be issued upon such conversion are satisfied.

If the Company undergoes a Change of Control (as defined in the certificate of designations for the Preferred Stock (the “Certificate of Designations”)), each Holder will have the right to cause the Company to redeem any or all of its shares of Preferred Stock for cash consideration equal to the greater of (i) $1,120 per share and (ii) the Liquidation Preference.

On the sixth anniversary of the Closing Date, each Holder may elect to require the Company to repurchase all of its shares of Preferred Stock for cash consideration equal to the Liquidation Preference. All outstanding shares of Preferred Stock, except for shares of Preferred Stock that the Holders have elected to require the Company to mandatorily repurchase on the sixth anniversary of the Closing Date, will be automatically converted into Common Stock on the first business day after the sixth anniversary of the Closing Date.

The Holders generally will be entitled to vote with the holders of the shares of Common Stock on all matters submitted for a vote of holders of shares of Common Stock (voting together with the holders of shares of Common Stock as one class) on an as-converted basis. Certain matters will require the approval of the majority of the outstanding Preferred Stock, voting as a separate class, including (i) the issuance of any additional Preferred Stock, any class or series of senior or parity equity securities or any rights, options or warrants to purchase or otherwise acquire any shares of senior or parity equity securities (other than the issuance of up to 50,000 additional shares of Preferred Stock) and (ii) amendments, modifications or waiver of any provision of the Company’s Certificate of Incorporation or of the Certificate of Designations that would adversely affect the rights, preferences, privileges or powers of the Preferred Stock. In addition, approval of each Holder shall be required for certain amendments, modifications or waiver of certain provisions of the Certificate of Designations, including related to the Liquidation Preference, return rate, participating dividends, rights upon liquidation, dissolution or winding up, repurchase rights, voting rights, and conversion rights that would adversely affect the rights, preferences, privileges or powers of the Preferred Stock.

Limitations on Transfer

Pursuant to the Investment Agreement, each Purchaser agreed that, except with the prior written consent of the Company, the Purchaser would not transfer the Shares or Common Stock issued upon conversion of the Shares (the “Conversion Shares”), to (x) certain competitors of the Company or (y) any person who would, upon consummation of such transfer, beneficially own 5% or more of the Common Stock (including shares of Common Stock issued upon the conversion of any shares of Preferred Stock), except Purchasers may transfer the Shares or Conversion Shares (i) to (a) any affiliate of a Purchaser, (b) any successor entity of a Purchaser or (c) any investment fund, vehicle or similar entity of which a Purchaser, or any affiliate, advisor or manager of a Purchaser serves as a general partner, manager or advisor or any successor entity to the person described in this subclause (c) (such persons described in clauses (a)-(c), the “Permitted Transferees”), (ii) pursuant to an underwritten offering or underwritten block trade in which the applicable Purchaser instructs the managing underwriter(s) not to transfer any Shares or Conversion Shares to any transferee that would be known to violate the restrictions described in this paragraph, (iii) pursuant to an ordinary course brokerage transaction or (iv) non-underwritten market transactions in which the Purchaser or Permitted Transferee cannot determine the identity of the transferee.

Rights to Participate

For a period of 18 months following the Closing Date, if the Company intends to issue new equity securities for cash to any person, then the Purchasers or their Permitted Transferees, or certain designated affiliates of the Purchasers, have the right to participate in such equity offering on a pro rata basis relative to all outstanding equity securities of the Company on an as-converted basis, subject to customary exceptions.

As part of the transactions contemplated by the Investment Agreement, the Company and the Purchasers will enter into a Registration Rights Agreement whereby the Purchasers will be entitled to certain demand and piggyback registration rights in respect of the Conversion Shares.

The foregoing descriptions of the transactions contemplated by the Investment Agreement and the terms of the Preferred Stock and the Registration Rights Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Investment Agreement (which includes as an exhibit a copy of the Certificate of Designations and the Registration Rights Agreement), a copy of which is being filed as Exhibit 10.1 hereto, and is incorporated by reference herein.

Item 3.02. Unregistered Sales of Equity Securities

In connection with the Investment Agreement described in Item 1.01 above, the Company has agreed to issue 85,000 shares of Preferred Stock to the Purchasers. The offer and sale of the shares of Preferred Stock through the Investment Agreement are being made in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 8.01. Other Events

On August 27, 2020, the Company issued a press release (the “Press Release”) announcing the Company’s execution of the Investment Agreement. The full text of the Press Release is attached as Exhibit 99.1 to this Current Report and is incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Investment Agreement, dated August 26, 2020, by and among Lindblad Expeditions Holdings, Inc. and the Purchasers Signatory Thereto
99.1	Press Release, dated August 27, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lindblad Expeditions Holdings, Inc.

Date: August 27, 2020	By:	/s/ Craig I. Felenstein
	Name:	Craig I. Felenstein
	Title:	Chief Financial Officer